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Exhibit 99(a)(6)

MEMORANDUM TO ELIGIBLE OPTION HOLDERS

To:	Holders of Clary Corporation Stock Options Described Below
Date:	December 17, 2002
Re:	Tender of Option Shares in Offer Referred to Below

        Dynamic Power Corporation has prepared the following questions and answers for your convenience. Please review this information together with the Offer to Purchase, the related Letter of Transmittal, the Instructions for Conditional Exercise, the Notice of Conditional Exercise and the other documents that you have received along with this memorandum. If, after reviewing the information provided, you have additional questions, please contact Donald G. Ash at Clary Corporation (the "Company") at the details listed below.

Q.
What is the Offer?

A.
Dynamic Power Corporation (the "Purchaser"), a California corporation owned and controlled by Addmaster Corporation and members of the John G. Clary family, is offering to purchase all of the Company's issued and outstanding common shares, $1.00 par value per share, and Series A preferred shares, $5.00 par value per share, including all common shares (the "Option Shares") issuable upon the exercise of outstanding vested employee stock options (each common share, preferred share, and Option Share of the Company are referred to as a "Share" and in the aggregate as the "Shares"), beneficially owned by persons other than the Purchaser, for $2.00 per common share and $5.50 per Series A preferred share, payable net in cash without interest (such amounts or any greater amounts per share paid pursuant to the Offer are referred to as the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Offer will be open until the "Expiration Date," which means 8:00 p.m., New York time, on Thursday, January 16, 2003, unless the Offer is extended, in which event the term shall mean the latest time and date at which the Offer (not including any subsequent offering period, as so extended), will expire.

  In connection with this Offer, individuals holding options to purchase common shares having exercise prices of less than $2.00 per share may conditionally exercise all or part of such options and tender the Option Shares issuable upon such conditional exercise in the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger dated as of December 17, 2002 between the Company and the Purchaser (the "Merger Agreement"). If the Offer is successful and the Purchaser owns at least 90% of each class of outstanding shares calculated on a fully-diluted basis, the Purchaser will merge into the Company (the "Merger").

  You must complete and deliver to the Company the Notice of Conditional Exercise in order to tender part or all of your Option Shares resulting from a conditional exercise of eligible options. This exercise of your options is "conditional" because you will be deemed to exercise the option only if, and to the extent, that the Purchaser actually accepts for payment and pays for the Option Shares in the Offer. The Offer, which is subject to a number of other conditions, is described in the Offer to Purchase dated December 17, 2002, and the related Letter of Transmittal. Please read these documents, as well as the Notice of Conditional Exercise and the Instructions for Conditional Exercise, carefully.

  A special committee of the Company's Board of Directors has determined that the Offer, the Merger Agreement and the Merger are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated Shareholders of the Company and recommends that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The special committee is comprised of three directors who are not directors, officers or employees of Addmaster Corporation or the Purchaser, were not otherwise affiliated with such officers, employees or directors, and had no financial interests in the transaction different from the unaffiliated Shareholders of the Company generally.

  The Company's Board of Directors (with two Purchaser-affiliated directors attending and abstaining, and one not attending), based in part upon the recommendation of the special committee of disinterested directors, has unanimously approved the Offer, the Merger Agreement and the Merger and has unanimously determined that the Offer, the Merger Agreement and the Merger are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated Shareholders of the Company and recommends that the unaffiliated Shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

  You must carefully follow the instructions below and in the enclosed Instructions for Conditional Exercise and the Notice of Conditional Exercise if you want to participate in the Offer. Failure to do so may make you ineligible to tender your Option Shares.

Q.
Must I unconditionally exercise my options now in order to participate in the Offer?

A.
No. As a holder of unexercised options you may "conditionally" exercise all or part of your exercisable options having exercise prices of less than $2.00 per share and tender those Option Shares that you are entitled to receive upon such exercise.

  This exercise of options is "conditional" because you are deemed to exercise the option only if, and to the extent that, the Purchaser actually accepts for payment and pays for the underlying Option Shares in the Offer.

  Of course, if you choose, you may unconditionally exercise all or part of your exercisable options at any time by paying in cash the applicable exercise price per share. Under those circumstances, you will pay the exercise price of the options in cash and you will receive common shares. In the event that the Offer is not completed, you will continue to own shares of common shares and your decision to exercise your options will not be reversible.

Q.
If I decide not to exercise my options, how will the Offer affect my Option Shares?

A.
If you do not exercise your options, at the completion of the Offer you will still have options that will be convertible into common shares of the Company in accordance with their terms. However, if the Offer is successful, the number of shareholders of the Company and the shares of the Company that are still in the hands of the public may be so small that there will be no active public trading market for the common shares underlying your options. Also, the common shares may no longer be eligible to be traded on the Pacific Exchange or any other securities exchange, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. We intend to remove the common shares from quotation on the Pacific Exchange and to deregister the common shares under the Securities Exchange Act of 1934, which requires such filings, as soon as practicable following the completion of the Offer and Merger, if applicable.

  In addition, if the Offer is consummated and the Merger occurs, the Company's stock option plan provides that the Company, in its discretion, may cash out the outstanding options based upon the consideration payable to the holders of the common shares. If the Merger occurs, outstanding options under the Company's stock option plan will continue in existence but the Purchaser intends to cause the surviving corporation to make such options exercisable into the right to receive $2.00 in cash per Option Share less the option exercise price per share and any required withholding taxes, instead of shares of the Company. Apart from this change, the options will be subject to the same terms and conditions as were applicable to such option immediately prior to the consummation of the Merger.

Q.
Do I have to pay the exercise price or withholding taxes with cash?

A.
Not if you "conditionally" exercise the option. In order to facilitate your participation in the Offer, the Company is allowing you to exercise your options conditionally without paying the exercise price in cash at the time of exercise. This means that your options will be exercised and the Option Shares will be tendered, and the amount of cash you receive for each Option Share purchased will equal the difference between $2.00 and the option exercise price per share, less any required withholding taxes. You do not need to send any money with your Notice of Conditional Exercise.

Q.
How will the exercise price be paid?

A.
The Company's Board of Directors has resolved to provide for all Option Shares issued pursuant to existing stock options to be issued on a cashless basis, as described above.

Q.
When will I be paid?

A.
After the Offer expires, the Depositary will send funds to the Company for disbursement to holders of Option Shares that were purchased in the Offer. Promptly after the Company receives the funds, the Company will disburse to you the Offer Price for each of your Option Shares purchased in the Offer, less the applicable exercise price and any required withholding taxes.

Q.
Will I be taxed on the money I receive?

A.
You should read Section 13 of the Offer to Purchase, "Certain U.S. Federal Income Tax Consequences," for information regarding the U.S. federal income tax consequences of your receipt of money in exchange for your Option Shares if you are a U.S. holder of Option Shares. Holders of options should consult their own tax advisors concerning the specific U.S. federal, state, local and foreign tax consequences to them of receiving money for their Option Shares.

Q.
How do I tender my Option Shares in the Offer?

A.
The only way that you can conditionally exercise options and tender Option Shares in the Offer is by completing the Notice of Conditional Exercise, signing the form, and returning it to the Company. The Notice of Conditional Exercise must be received by the Company before the Expiration Date.

  Using the Company's normal procedures, you may also unconditionally exercise all or part of the exercisable options and tender the Shares you receive.

  On this form, you will conditionally exercise all or part of your eligible options and tender your Option Shares in the Offer.

Q.
What if I hold common shares or Series A preferred shares in addition to my options?

A.
If you have actual common shares or Series A preferred shares in your possession (or at a brokerage firm), you may tender those Shares as well. If that is your situation, you may have received two or more sets of Offer materials. You should be careful to follow the separate directions that apply to common shares, Series A preferred shares and Option Shares.

Q.
Can I change my mind and withdraw Option Shares that I directed to be tendered?

A.
Yes, but only if you perform the following steps:

•
You must send a signed notice of withdrawal to the Company, and it must be received by the Company before the Expiration Date; and

  •
  The notice of withdrawal must be in writing. You may fax your notice of withdrawal to Donald G. Ash, Treasurer, Assistant Secretary and Chief Financial Officer of the Company at (626) 305-0254.

  The notice of withdrawal must state your name and social security number (or other tax identification number), as well as the number of Option Shares that you wish to withdraw from the Offer. The withdrawal procedures are described in the Instructions for Conditional Exercise. You must follow these instructions carefully.

  You are entitled to exercise eligible options conditionally and re-tender Option Shares after withdrawal, provided that all resubmitted materials are completed properly and delivered on time in accordance with the instructions applicable to the original submission.

Q.
What do I do if I have any questions about the Offer?

A.
If you have questions about the Offer or need help in properly responding to the Offer, please contact Donald G. Ash, Treasurer, Assistant Secretary and Chief Financial Officer of the Company, by work phone at (626) 359-4486 ext. 201, by fax at (626) 301-0659, and by mail c/o Donald G. Ash, Clary Corporation, 1960 South Walker Avenue, Monrovia, California 91016.

        This memorandum is intended to help you understand the Offer and how options will be handled in the Offer. The Offer to Purchase and the related Letter of Transmittal contain the legal terms of the Offer, and are controlling. By signing the Notice of Conditional Exercise you are also agreeing to the terms and conditions set forth therein and in the Instructions for Conditional Exercise. You are urged to carefully read these documents, which explain the Offer in detail.

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  Exhibit 99(a)(6)